Exhibit 5.1
King & Spalding LLP
1l80 Peachtree Street N.E.
Atlanta, Georgia 30309-3521
Phone: 404/ 572-4600
Fax: 404/572-5100
www.kslaw.com
September 11, 2009
Novelis Inc.,
3399 Peachtree Road NE, Suite 1500,
Atlanta, GA 30326
Re: Novelis Inc. — Registration Statement on Form S-4 relating to $185,000,000 aggregate principal amount of 11 1/2% Senior Notes Due 2015
Ladies and Gentlemen:
     In connection with the registration under the U.S. Securities Act of 1933 (the “Securities Act”) of (a) $185,000,000 principal amount of 11 1/2% Senior Notes due 2015 (the “Notes”) of Novelis Inc., a corporation organized under the laws of Canada (the “Company”), to be issued in exchange for the Company’s outstanding 11 1/2% Senior Notes due 2015 pursuant to an Indenture, dated as of August 11, 2009 (the “Indenture”), among the Company, the subsidiaries of the Company party thereto (collectively, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee, and (b) the Guarantees (the “Guarantees”) of each of the Guarantors to be endorsed upon the Notes, we, as legal counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.
     Upon the basis of such examination, we advise you that, in our opinion, (1) each of Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, each a Delaware limited liability company, Novelis PAE Corporation, a Delaware corporation, Eurofoil Inc. (USA), a New York corporation and Novelis Corporation, a Texas corporation, (collectively the “U.S. Guarantors”) has been duly organized and is an existing corporation under the laws of its respective jurisdiction, (2) the Indenture has been duly authorized, executed and delivered by the U.S. Guarantors, (3) the Guarantees have been duly authorized by the U.S. Guarantors, and (4) when the terms of the Notes and the Guarantees and of their issuance have been duly established in conformity with the Indenture and the Notes and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the Notes will be validly issued and will constitute valid and legally binding obligations of the Guarantors and the Company and the Guarantees will constitute valid and legally binding obligations of the Guarantors, subject, in each case, to bankruptcy, insolvency, fraudulent

September 11, 2009

transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     This opinion is limited in all respects to the federal laws of the United States of America, the laws of the States of New York and Texas, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by each of the parties thereto (other than the U.S. Guarantors), the Notes have been duly authorized by the Company, the Guarantees have been duly authorized by the Guarantors (other than the U.S. Guarantors) and that the Company and the Guarantors (other than the U.S. Guarantors) have been duly organized and are existing corporations in good standing under the laws of their respective jurisdictions of organizations, assumptions which we have not independently verified. We have also assumed the genuineness of all signatures on the Indenture.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ King & Spalding LLP